Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact for SFX

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

SFX Signs Deal With Rock in Rio

SFX Seeks to Grow Festival Portfolio with Events in Brazil, Portugal, Spain & USA

NEW YORK — (November 21, 2013) — SFX Entertainment, Inc. (NASDAQ: SFXE), the world’s largest producer of live events and entertainment content focused primarily on electronic music culture (EMC), announced today that it has signed an option agreement to acquire a 50 percent interest in a newly formed entity which will own the assets and operation of Rock in Rio, one of the biggest festival franchises in the world.

Started in 1985 by entrepreneur Roberto Medina, Rock in Rio is the platinum standard for music festivals and has re-defined the festival going experience.  As the largest grossing festival in the world, Rock in Rio partners with many of the leading global consumer brands.

Rock in Rio has been staged 13 times over 28 years in Rio de Janeiro, Madrid and Lisbon to more than 7 million people. Established as a music and entertainment festival, the line-up has evolved to showcase the most exciting global talent which most recently included Beyonce, Bruce Springsteen, Justin Timberlake, Iron Maiden and David Guetta.  And the new partnership will bring Rock in Rio to the United States for the first time in 2015.

“Partnering with Roberto is very exciting for all of us at SFX,” said Robert FX Sillerman, Chairman and CEO of SFX Entertainment.  “While it’s a great opportunity to help build and grow the Rock in Rio brand internationally, utilizing our global promoter network, it’s also an opportunity to learn from the operational and commercial expertise that has made Rock in Rio and Robert Medina global phenomena. Electronic music is becoming an established part of the modern music festival and we expect this trend to grow to showcase more of the DJ’s and Producers in our network.”

Medina, Chairman of Rock in Rio, added, “We have built the Rock in Rio brands with passion since 1985 and are excited about a future with SFX, which will allow us to expedite the growth of our brands into new territories, but also move our business forward into the digital age.  With SFX’s commitment to the development of the integrated next generation solutions, we also believe that our sponsors will have a greater platform for their brands in the U.S., as they already have in the countries in which we are established, having the festival as their main communication tool.”

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused primarily on electronic music culture (‘‘EMC’’). SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discovery and digital connectivity with our content and the broader EMC community. SFX was borne out of the technology revolution, as the music industry evolved into DJ- and producer-led creations driven by social and digital consumer media.  SFX produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Nature One, Mayday and Ruhr-in-Love.  SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events.  SFX has also acquired several key digital companies offering year-round entertainment to fans around the globe.

About Rock in Rio

Boasting a 28-year history, Rock in Rio has become the largest music and entertainment event owing to countless factors.  The festival has been held 13 times, five of which in Brazil (1985, 1991, 2001, 2011 and 2013), five in Portugal (2004, 2006, 2008, 2010 and 2012), and three in Spain (2008, 2010 and 2012). The Lisbon iteration has already been confirmed for next year. All iterations combined, including this year’s, the event totals an audience in excess of 7 million people.  Another ever-growing figure is social media, where Rock in Rio is a record holder: more than 10 million followers.  Attraction-wise, in the Brazilian, Portuguese and Spanish iterations combined, more than 1,120 attractions have performed on Rock in Rio stages, totaling approximately 1,070 hours of music broadcast via TV and the internet to over 1 billion viewers in nearly every country across the world.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

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